Exhibit 15

                       ARTHUR ANDERSEN LLP














May 19, 1995



Georgia Power Company
333 Piedmont Avenue, N.E.
Atlanta, Georgia  30308

Ladies and Gentlemen:

We are aware that Georgia Power Company has incorporated by reference in the Company's previously filed Registration Statement File No. 33-49661 its Form 10-Q for the quarter ended March 31, 1995, which includes our report on Georgia Power Company dated May 5, 1995, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), that report is not considered a part of the Registration Statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/Arthur Andersen LLP